Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-265749) pertaining to the R1 RCM Inc. Third Amended and Restated 2010 Stock Incentive Plan and the R1 RCM Inc. 2022 Inducement Plan;
and
2.Registration Statement (Form S-3 No. 333-267331) pertaining to the R1 RCM Inc. automatic shelf registration statement of securities of well-known seasoned issuers.

of our reports dated February 16, 2023, with respect to the consolidated financial statements of R1 RCM Inc., and the effectiveness of internal control over financial reporting of R1 RCM Inc., included in this Annual Report (Form 10-K) of R1 RCM Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Chicago, Illinois
February 16, 2023